Exhibit 99.1


                 Dayton Superior Corporation Announces
                Second Quarter 2003 Earnings Estimates

    DAYTON, Ohio--(BUSINESS WIRE)--May 29, 2003--Dayton Superior Corporation today announced its earnings estimates for the second quarter of 2003.
    Based on preliminary internal estimates, management expects that the Company's operating income in the second quarter of 2003 will be in the range of $10.0 million to $11.8 million, depreciation and amortization will be in the range of $5.2 million to $5.3 million and facility closing and severance expense will be in the range of $0.3 million to $0.4 million. Therefore, management expects that the Company's earnings before interest expense, provision (benefit) for income taxes, depreciation expense, amortization of intangibles and facility closing and severance expense ("EBITDA") for the second quarter of 2003 will be in the range of $15.5 million to $17.5 million. The Company believes that certain investors may find EBITDA to be a useful tool for measuring a company's ability to service its debt. EBITDA does not represent cash flows from operating activities, as defined by U.S. generally accepted accounting principles, and is not a substitute for operating income as an indicator of operating performance or operating cash flows as a measure of liquidity. The way we calculate EBITDA may differ from that used by other companies and, therefore, comparability may be limited. Actual results for the quarter will depend on numerous factors, many of which are beyond the Company's control.

    Dayton Superior Corporation, with 2002 revenues of $378 million, is the largest North American manufacturer and distributor of metal accessories and forms used in concrete construction and metal accessories used in masonry construction and has an expanding construction chemicals business. The Company's products, which are marketed under the Dayton Superior(R), Dayton/Richmond(R), Symons(R), American Highway Technology(R) and Dur-O-Wal(R) names, among others, are used primarily in two segments of the construction industry: non-residential buildings and infrastructure construction projects.

    Certain statements made herein concerning anticipated future performance are forward-looking statements. These forward-looking statements are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements as a result of a number of important factors. Representative examples of these factors include (without limitation) the cyclical nature of nonresidential building and infrastructure construction activity, which can be affected by factors outside Dayton Superior's control, such as the general economy and governmental expenditures; Dayton Superior's ability to successfully integrate acquisitions on a timely basis; the seasonality of the construction industry; and the amount of debt Dayton Superior must service. Quarterly results are also subject to the timing of revenue recognition relating to equipment sales, which tend to be unpredictable. This list of factors is not intended to be exhaustive, and additional information concerning relevant risk factors can be found in Dayton Superior's Registration Statement on Form S-4, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission.


    CONTACT: Dayton Superior Corporation
             Alan F. McIlroy, 937/428-7172
             Fax: 937/428-9115